BY-LAWS

OF

COLLINS INDUSTRIES, INC.

ARTICLE I

OFFICES

The principal office of the Corporation shall be located at 15 Compound Drive, Hutchinson, Reno County, Kansas.  The Corporation may also have offices and branch offices at such other places within and without the State of Missouri as the Board of Directors may from time to time designate and the Business of the Corporation may require.

ARTICLE II

SHAREHOLDERS

Section 1.  Place of Meeting.  Any annual or special meeting of the Shareholders shall be held at such place within or without the State of Missouri as may be designated by the Board of Directors or Executive Committee or in a waiver of notice executed by all Shareholders entitled to vote at such meeting.  If there is a failure to designate a place for such meetings, the same shall be held at the principal place of business of the Corporation.

Section 2.  Meetings.  The annual meeting of Shareholders shall be held on the fourth Friday of February of each year, at the hour of 10:00 o'clock A.M., for the purpose of electing directors and for the transaction of such other business as may come before the meeting.  If the day fixed for the annual meeting shall be a legal holiday, such meeting shall be held on the next succeeding business day at the same hour.  Special meetings of the Shareholders may be called at any time by the President, a Vice President, the Secretary or the Treasurer or by the Board of Directors or the Executive Committee.  The holders of not less than 20% of all the issued and outstanding shares entitled to vote may call a special meeting for any purpose, provided they shall make written application to the Secretary of the Corporation stating the time, place and purpose or purposes, and the Secretary shall thereupon call the meeting and issue notice as herein provided.

Section 3.  Quorum   A majority of the shares of stock issued and entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of Shareholders, and the act of the majority of such quorum present at such meeting shall be the act of the Corporation.  If there is less than a quorum represented at such meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice, to a specified date not longer than 90 days from such adjournment.  If a quorum shall be present or represented at such later meeting, any business may be transacted which might have been transacted at the meeting as originally notified.

Section 4.  Notice of Meetings.  Notice of any annual or special meeting shall be written or printed, and the publication thereof, shall be given in the manner provided in the corporation laws of the State of Missouri pertaining to the objects and subject matter to be passed upon at such meetings.  If the laws of Missouri contain no provisions pertaining to the objects and subject matter to be passed upon at such meeting, then written or printed notice of such meeting, stating the place, day, hour and purpose or purposes of the meeting, shall be delivered or given either personally or by mail to each Shareholder of record entitled to vote at such meeting, not less than 10 nor more than 50 days before the date of the meeting.  If the notice is mailed, it shall be deemed to be delivered when deposited in the United States mail in a sealed envelope addressed to the Shareholder at his address as it appears on the records of the Corporation, with postage thereon prepaid.

Section 5.  Waiver of Notice.  Any notice required by these By-Laws may be waived by the persons entitled thereto signing a waiver of notice before or after the time of such meeting and such waivers shall be deemed equivalent to the giving of said notice.

Section 6.  Fixing of Record Date.  The Board of Directors may fix in advance a date, not exceeding 70 days preceding the date of any meeting of Shareholders or the date of payment of any dividend or the date of allotment of any right or the date when any change, conversion or exchange of shares shall go into effect as a record date for the determination of the Shareholders entitled to notice of, and to vote at, any such meeting, and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of shares, and in such case such Shareholders and only such Shareholders as shall be Shareholders of record on the record date so fixed shall be entitled to notice of, and to vote at, such meeting, and any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after such date of such record date fixed as aforesaid.  If the Board of Directors shall not have set a record date for the determination of its Stockholders entitled to vote as herein provided, the date on which notice of the meeting is mailed or the date such dividend is declared or other right announced, as the case may be, shall be the record date for such determination of Shareholders so entitled to vote.

Section 7.  List of Voters.  A complete list of all Shareholders entitled to vote at any annual and special meeting shall be compiled at least 10 days before such meeting by the officer or agent having charge of the transfer books for shares of stock of the Corporation.  Such list shall be compiled in alphabetical order with the address of and the number of shares held by each Shareholder, and the list shall be kept on file at the registered office of the Corporation for a period of at least 10 days prior to such meeting and shall be open to inspection by any Shareholder for such period during usual business hours.  Such list shall also be present and kept open at the time and place of such meeting and shall be subject to the inspection of any Shareholder during this meeting.  The original share ledger or transfer book, or a duplicate thereof kept in this State, shall be prima facie evidence as to who are the Shareholders entitled to examine such list or share ledger or transfer book, or to vote at any meeting of Shareholders.  Failure to comply with the requirements of this section shall not affect the validity of any action taken at such meeting.

Section 8.  Proxies.  At any meeting of the Shareholders, every Shareholder entitled to vote at such meeting may vote either in person or by proxy.  Such proxy shall be filed with the Secretary of the Corporation before or at the time of the meeting.  No proxy shall be valid after eleven months from the date of its execution unless otherwise provided in the proxy.  A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest sufficient in law to support an irrevocable power.  A Shareholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by proxy or by filing a written revocation or another duly executed proxy bearing a later date with the Secretary of the Corporation.

A proxy may be executed in writing by the Shareholder or his duly authorized attorney in fact by causing the Shareholder’s signature to be affixed to such writing by any reasonable means, including, but not limited to, facsimile signature.  A Shareholder may also authorize another person to act as proxy by transmitting or authorizing the transmission of a telegram, cablegram, facsimile, electronic mail, internet website instruction or other means of electronic transmission (the “Electronic Communication”), or by telephone, to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such Electronic Communication, or telephonic transmission, shall either set forth or be submitted with information from which it can be determined that the Electronic Communication, or telephonic transmission, was authorized by the Shareholder.  If it is determined that the Electronic Communication, or telephonic transmission, is valid, the inspectors or, if there are no inspectors, such other persons making such determination shall specify the information upon which they relied.

Section 9.  Voting of Shares.  Each outstanding share of stock having voting rights, except as provided in Section 11, shall be entitled to one vote upon each matter submitted to a vote at any meeting of the Shareholders.  Only Shareholders who are entitled to vote their shares shall be entitled to notice of any meeting.

Section 10.  Voting of Shares of Certain Holders.  Shares of stock in the name of another corporation, foreign or domestic, may be voted by such officer, agent or proxy as the by-laws of such corporation may prescribe, or, in the absence of such provision as the board of directors of such corporation may determine.

Shares of stock in the name of a deceased person may be voted by his executor or administrator in person or by proxy.

Shares of stock in the name of a guardian, curator or trustee may be voted by such fiduciary either in person or by proxy provided the books of the Corporation show the stock to be in the name of such fiduciary in such capacity.

Shares of stock in the name of a receiver may be voted by such receiver and shares held by or in the control of a receiver may be voted by such receiver without the transfer thereof into his name, if authority so to do be contained in an appropriate order of the court by which such receiver was appointed.

Shares of stock which have been pledged shall be voted by the pledgor until the shares of stock have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

Section 11.  Cumulative Voting.  In all elections for Directors of the Corporation, each Shareholder shall have as many votes as shall equal the number of voting shares held by such Shareholder in the Corporation, multiplied by the number of Directors to be elected, and such Shareholder may cast all his votes, either in person or by proxy, for one candidate or distribute them among two or more candidates.

Section 12.  Informal Action by Shareholders.  Any action required by this chapter to be taken at a meeting of the shareholders of a corporation, or any action which may be taken at a meeting of the shareholders, may be taken without a meeting if consents in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.  Such consents shall have the same force and effect as a unanimous vote of the shareholders at a meeting duly held, and may be stated as such in any certificate or document filed under this chapter.  The secretary shall file such consents with the minutes of the meetings of the shareholders.

ARTICLE III

BOARD OF DIRECTORS

Section 1.  General Powers.  The business, property and affairs of the Corporation shall be controlled and managed by its Board of Directors.

Section 2.   Number, Duration and Vacancies.  The number of Directors which shall constitute the entire Board of Directors of the Corporation shall not be less than three (3) nor more than nine (9).  The number of Directors within the minimum and maximum limitations specified in the preceding sentence that shall constitute the Board of Directors at any time (i) shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors and (ii) shall be divided into three (3) classes:  Class A, Class B and Class C.  Each class shall be elected at successive annual meetings of shareholders for a term of three years and shall be as nearly equal in number as possible.  At each annual meeting of shareholders, the successors to the class of Directors whose terms shall expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.  Each Director shall hold office for the term for which he or she was elected and until his or her successor is elected and qualified or until his or her earlier resignation or removal.  Any increase or decrease in the number of Directors shall be apportioned by the Board of Directors among the classes so as to make all classes as nearly equal in number as possible.  No decrease in the number of Directors shall shorten the term of any incumbent Director.  A Director who is chosen in the manner provided herein to fill a vacancy in the Board or to fill a newly-created Directorship resulting from an increase in the number of Directors shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor is elected and qualified or until his or her earlier resignation or removal.  Vacancies on the Board of Directors shall be brought to the attention of the Nominating Committee who may determine whether to nominate an individual for appointment or election to the Board of Directors.  Recommendations of the Nominating Committee on vacancies shall be presented to the Board of Directors for action.

Section 3.  Quorum.  A majority of the Board of Directors shall constitute a quorum for the transaction of business at a meeting of the Board of Directors, and the act of the majority of such quorum present at any such meeting shall be the act of the Board of Directors.

Section 4.  Meetings.  The annual meeting of the Board of Directors shall be held at the same place as the annual meeting of the Shareholders immediately following such meeting.  In the event of adjournment of such annual meeting of the Board of Directors, because a quorum is not present or otherwise, such meeting may be held, without further notice, at any place within or without the State of Missouri, as may be designated by the Directors adjourning said meeting, provided a quorum is present, but in no event later than thirty days after the annual meeting of  Shareholders.  All other meetings of the Board of Directors shall be held at the principal place of business of the Corporation or at such other place within or without the State of Missouri as may be designated by the Board of Directors, or by the Executive Committee in absence of such designation by the Board of Directors.  Regular meetings of the Board of Directors may be held without notice at such time and place as may be determined by the Board of Directors.  Special meetings of the Board of Directors may be held at any time upon call of the President, Vice President or other officers of the Corporation.

Section 5.  Notice.  Notice of any special meeting shall be given at least five days prior thereto in writing delivered personally or mailed to each Director.  Notice given by mail shall be deemed to be delivered when deposited in the United States mail in a sealed envelope so addressed with postage thereon prepaid.  Notice to a Director may be waived by executing a written waiver thereof or by attendance at any meeting except where a Director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not lawfully called or convened.  Notice or waiver of notice of any regular or special meeting of the Board of Directors need not state the business to be transacted nor the purpose thereof.

Section 6.  Compensation.  Directors, as such, shall not receive a stated salary for their services, but, by resolution of the Board of Directors, may be allowed a fixed sum and expenses of attendance, if any, for attendance at any meeting of the Board of Directors; provided that nothing contained herein shall be construed to preclude a Director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 7.  Presumption of Assent.  A Director of the Corporation shall be presumed to have assented to the action taken on any corporate matter at a Board of Directors meeting at which he is present, unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Secretary of the Corporation immediately after the adjournment of the meeting.  A director who voted in favor of such action may not so dissent.

ARTICLE IV

COMMITTEES

Section 1.  Executive Committee.  An Executive Committee of two or more Directors may be created by a majority vote of the entire Board of Directors to serve at the pleasure of the Board, and one of such Directors may be designated to act as Chairman thereof.  The Board of Directors shall fill the vacancies on the Committee.  Between meetings of the Board of Directors, the Executive Committee shall possess and may exercise any and all powers of the Board of Directors in the management of the business and affairs of the Corporation, to the extent authorized by resolution adopted by a majority vote of the entire Board of Directors.  The Executive Committee shall keep a complete record of its activities and regularly report them to the Board of Directors at every meeting thereof.  All actions taken by the Executive Committee shall be subject to revision, alteration or change by the Board of Directors, provided that rights of third persons shall not be affected thereby.

Section 2.  Meetings of the Executive Committee.  A majority of the Executive Committee shall constitute a quorum for the transaction of business.  The Executive Committee may determine the time and place for its meetings, the notice necessary therefor and its rules of procedure.

Section 3.  Other Committees.  The Board of Directors, by resolution, may provide for such other committees as it deems necessary, to serve at its pleasure and to have such powers and perform such functions as may be assigned to them.

ARTICLE V

OFFICERS

Section 1.  Executive Officers.  Executive Officers of the Corporation shall be the Chairman of the Board, the President, one or more Vice-Presidents, a Secretary and a Treasurer, and such Assistant Secretaries and Assistant Treasurers, and any other officers, as the Board of Directors may from time to time elect.  The President and Chairman of the Board shall be selected from the Board of Directors.  Any two or more offices may be held by the same person except the offices of President and Secretary.

Section 2.  Election and Term.  The President, Vice-President, a Secretary and a Treasurer shall be elected at the first meeting of the Board of Directors following the annual meeting of the Shareholders and shall hold office at the pleasure of the Board of Directors until their successors are elected and shall qualify.  Additional Vice-Presidents, Assistant Secretaries and Assistant Treasurers may be elected by the Board of Directors at any meeting thereof to hold office at the pleasure of the Board of Directors.  If more than one Vice-President should be elected, the Board of Directors at the time of the election, shall determine the seniority of each of the Vice-Presidents.  The Chairman of the Board may be elected at any meeting of the Board of Directors to hold office at the pleasure of the Board of Directors.

Section 3.  Removal.  Any officer elected by the Board of Directors may be removed at any time by a vote of a majority of the entire Board of Directors but such removal shall be without prejudice to the contract rights, if any, of such officer.

Section 4.  Vacancies.  A vacancy in any office caused by death, resignation, removal or otherwise, may be filled by a majority of the Board of Directors for the unexpired term.

Section 5.  Compensation.  The Board of Directors may determine the compensation to be received by officers of the Corporation and agents appointed by the Board of Directors.

Section 6.  Bond.  The Board of Directors, by resolution, may require the officers and agents of the Corporation, or any of them, to give bond to the Corporation, in sufficient amount and with sufficient surety, to secure the faithful performance of their duties, and to comply with such other conditions as the Board of Directors may from time to time require.

ARTICLE VI

DUTIES OF OFFICERS

Section 1.  The President.  The President shall supervise and control the business, property and affairs of the corporation, subject to the authority given to the Chairman of the Board and the Board of Directors, and shall preside, in the absence of or by direction of the Chairman of the Board, at all meetings of the Shareholders and of the Board of Directors.  The President may execute certificates for shares of stock of the Corporation, deeds, mortgages, bonds, contracts or other instruments which the Board of Directors has authorized to be executed, except where the execution thereof shall be expressly delegated by the Board of Directors and the Bylaws to another officer or agent of the Corporation, or shall be required by law to be otherwise executed.  The President shall perform such duties (i) as may be specifically delegated to him by the Board of Directors, (ii) as are conferred exclusively upon him by the laws of Missouri and (iii) as are usually vested in the office of President of a corporation.  In the absence of the Chairman of the Board or in the event of his death, inability or refusal to act, the President shall perform the duties of the Chairman of the Board and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chairman of the Board.  The Board of Directors may designate the President as the chief operating officer of the Corporation.

Section 2.  Vice-Presidents.  The Vice-Presidents shall perform the duties and exercise the powers delegated to them by the Board of Directors or the President of the Corporation.  In the absence of the President, the Vice-Presidents in order of their seniority may perform the duties and exercise the powers of the President.

Section 3.  The Secretary.  The Secretary shall attend all meetings of the Shareholders, Board of Directors, and Executive Committee, and shall record votes and keep minutes of such meetings in one or more books provided for that purpose.  He shall give all notices in the manner required by the By-Laws of the Corporation or by law.  He shall be custodian of the corporate records and corporate seal and, when authorized by the Board of Directors, Executive Committee, President or Vice-President, shall affix the seal to any document or instrument of the Corporation, requiring the seal.  He shall have general charge of the stock transfer books of the Corporation and shall keep a list of the post office addresses of such Shareholders which shall be given by each such Shareholder to the Secretary.  He shall, in general, perform all duties incident to the office of Secretary and perform such other duties as may be required by the Board of Directors, Executive Committee or the President, under whose supervision he shall be.  If the Secretary is absent from any meeting, the Board of Directors or Executive Committee may select any of their number, or any Assistant Secretary, to act as temporary Secretary.

Section 4.  Treasurer.  The Treasurer shall have control and custody of the funds and securities of the Corporation.  He shall keep and maintain in books and records of the Corporation accurate accounts of receipts and disbursements, and he shall deposit all monies and valuable effects of the Corporation in the name of the Corporation in such depositories as the Board of Directors or Executive Committee may designate.  He shall make disbursements of the funds and securities of the Corporation upon order of the Board of Directors or Executive Committee and obtain proper vouchers therefor.  He shall report to the Board of Directors and Executive Committee, at all meetings thereof, concerning the financial condition of the Corporation and the performance of his duties as Treasurer.  In general, he shall perform all duties incident to the office of Treasurer.  He shall, upon request of the Board of Directors or Executive Committee, furnish a bond for the faithful performance of his duties in such amount and with such surety as either of them may require.  The Board of Directors may designate the Treasurer as the chief financial officer of the Corporation.

Section 5.  Assistant Officers.  Any Assistant Secretaries or Assistant Treasurers elected by the Board of Directors shall have such authority and perform such duties as the Board of Directors may from time to time prescribe.

Section 6.  Subordinate Officers.  The Board of Directors may elect such subordinate officers as it deems necessary to serve for such period and have such authority and perform such duties as the Board of Directors may authorize.

Section 7.  Chairman of the Board.  The Chairman of the Board shall, when present, preside at all meetings of the Shareholders and of the Board of Directors.  He shall act as liaison from and as spokesman for the Board.  He shall participate in long range planning for the Corporation.  He may sign shares of the Corporation's capital stock, any deeds, mortgages, bonds, contracts or other instruments which the Board of Directors has authorized to be executed, or which are in the ordinary course of business of the Corporation.  He may vote, either in person or by proxy, all the shares of the capital stock of any company which the Corporation owns or is otherwise entitled to vote at any and all meetings of the Shareholders of such company and shall have the power to accept or waive notice of such meetings.  He shall in general perform all duties incident to the office and such other duties as shall be prescribed by the Board of Directors from time to time.  In the absence of the President or in the event of his death, inability or refusal to act, the Chairman of the Board shall perform the duties of the President, and when so acting, shall have all powers of and be subject to all the restrictions upon the President.  The Board of Directors may designate the Chairman of the Board as the chief executive officer of the Corporation.

ARTICLE VII

CERTIFICATE FOR SHARES AND THEIR TRANSFER

Section 1.  Certificates for Shares.  The Shares of stock of the Corporation shall be represented by a certificate or shall be uncertificated.  The Board of Directors shall prescribe the form of any certificates of stock of the Corporation.  Certificates shall be signed by the President or Vice-President and by the Secretary, Treasurer, Assistant Secretary or Assistant Treasurer, and shall be sealed with the seal of the Corporation.

Section 2.  Signatures and Seal.  Any of or all the signatures and the seal of the Corporation on a certificate may be facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

Section 3.  Lost Certificates.  The Board of Directors may direct a new certificate or certificates or uncertificated shares to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed.  When authorizing such issue of a new certificate or certificates or uncertificated shares, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the holder of the destroyed certificate or certificates, or his legal representative, to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 4.  Transfer of Shares.  Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the Corporation to issue a new certificate, or uncertificated shares, to the person entitled thereto, cancel the old certificate and record the transaction upon its books.  Upon receipt of proper transfer instructions from the registered owner of uncertificated shares such uncertificated shares shall be canceled and issuance of new equivalent uncertificated shares or certificated shares shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the Corporation.  The stock ledger may be in written form or any other form capable of being converted into written form within a reasonable time for visual inspection.

ARTICLE VIII

FISCAL YEAR

The fiscal year of the Corporation shall be for such period of twelve (12) months as the Board of Directors shall determine.

ARTICLE IX

SEAL

The seal of the Corporation shall be in the form of a circle, and shall have inscribed thereon the name of the Corporation and the words "Corporate Seal" and "Missouri".  The form of the seal of the Corporation may be changed from time to time by resolution of the Board of Directors.

ARTICLE X

CONTRACTS, LOANS, CHECKS AND DEPOSITS

Section 1.  Contracts.  The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

Section 2.  Loans.  No loans shall be contracted on behalf of the Corporation and no evidence of indebtedness shall be issued in its name unless authorized by resolution of the Board of Directors.  Such authority may be general or confined to specific instances.

Section 3.  Checks, Drafts, Etc.  All checks, drafts or other orders for the payment of money, notes or other evidence of indebtedness issued in the name of the Corporation, shall be signed by such officer or officers, agent or agents of the Corporation and in such manner as shall from time to time be determined by resolution of the Board of Directors.

Section 4.  Deposits.  All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositaries as the Board of Directors may select.

ARTICLE XI

WAIVER OF NOTICE

Whenever any notice is required to be given pursuant to these By-Laws, the Articles of Incorporation of the Corporation, or the corporation laws of the State of Missouri, a written waiver thereof signed by the person or persons entitled thereto, whether before or after the time stated therein, shall satisfy such requirement of notice.

ARTICLE XII

AMENDMENTS

The By-laws of the Corporation may be amended or repealed and new By-laws may be adopted by a vote of the majority of shares represented in person or by proxy and entitled to vote, at any annual meeting of shareholders without notice, or at any special meeting of shareholders with notice setting forth the terms of the  proposed By-laws, amendment, or repeal.  The Board of Directors shall also have the power to make, alter, amend, or repeal the By-laws of the Corporation to the extent that such power may be vested in the Board of Directors by the Article of Incorporation.

I hereby certify that the above and foregoing is a true and exact copy of the By-Laws of Collins Industries, Inc. as amended and are the By-Laws in full force and effect for the Corporation on this 1st day of August, 1984.

/s/ Charles F. Crews, Secretary

Charles F. Crews, Secretary